Exhibit 99.2
NOTICE OF GUARANTEED DELIVERY
OF
WARRANTS OF
CISION LTD.
Pursuant to the Prospectus/Offer to Exchange dated April 17, 2018
This Notice of Guaranteed Delivery, or one substantially in the form hereof, must be used to accept the Offer (as defined below) if:
•
the procedure for book-entry transfer cannot be completed on a timely basis, or

•
time will not permit all required documents, including a properly completed and duly executed Letter of Transmittal and Consent and any other required documents, to reach Continental Stock Transfer & Trust Company, (the “Exchange Agent”) prior to the Expiration Date (as defined below).

TO:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY

One State Street Plaza, 30th Floor
New York, NY 10004
Attention: Corporate Actions Department
The undersigned acknowledges: (i) receipt of the Prospectus/Offer to Exchange, dated April 17, 2018 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth the offer of Cision Ltd. (the “Company”), an exempted company incorporated in the Cayman Islands with limited liability, to each holder of its warrants to purchase one ordinary share, par value of  $0.0001 per share, of the Company (the “Ordinary Shares”) for a purchase price of  $11.50 to receive 0.26 Ordinary Shares in exchange for each warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”); and (ii) that the Offer will be open until 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which the Company may extend. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”
The Offer is being made to:
•
All holders of our publicly traded warrants to purchase our Ordinary Shares, which were originally issued as warrants to purchase the common stock, $0.0001 par value, of Capitol Acquisition Corp. III (“Capitol”) in connection with the initial public offering of Capitol’s securities on October 13, 2015 (the “Capitol IPO”) and automatically converted into warrants to purchase Ordinary Shares of the Company on June 29, 2017, upon the consummation of the business combination (the “Business Combination”) contemplated by that certain merger agreement, dated as of March 19, 2017, by and among the Company, Capitol, Canyon Holdings S.à.r.l., Canyon Holdings (Cayman), L.P. (“Cision Owner”) and Capitol Acquisition Merger Sub., Inc., which entitle such warrant holders to purchase one Ordinary Share for a purchase price of $11.50, subject to adjustments, referred to as the “Public Warrants.” Our Ordinary Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “CISN,” and our Public Warrants are listed on NYSE American under the symbol “CISN.WS.” As of April 13, 2018, 16,250,000 Public Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,225,000 of our Ordinary Shares in exchange for the Public Warrants.

•
All holders of certain of our warrants to purchase Ordinary Shares that were privately issued in connection with the Capitol IPO or the consummation of our Business Combination based on an exemption from registration under the Securities Act of 1933, as amended, referred to as the “Private Warrants.” The Private Warrants entitle the holders to purchase one Ordinary Share for a purchase price of  $11.50, subject to adjustments. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their affiliates. The Public Warrants and Private Warrants are referred to collectively as the “Warrants.” The Private Warrants were issued to certain sponsors of Capitol (the “Capitol Sponsors”) in connection with the Capitol IPO and additional warrants were issued to Cision Owner in connection with the consummation of the Business Combination. As of April 13, 2018, 8,250,000 Private Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 2,145,000 of our Ordinary Shares in exchange for the Private Warrants.
Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.26 Ordinary Shares in exchange for each Warrant tendered by such holder and exchanged. Any Warrant holder that participates in the Offer may tender less than all of its Warrants for exchange.
No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Ordinary Shares on the NYSE on the last trading day of the Offer Period. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered Warrants.
The Capitol Sponsors and Cision Owner have advised us that they intend to tender all of the Private Warrants held by them in the Offer. Collectively, the Capitol Sponsors and Cision Owner hold approximately 94.5% of the Private Warrants, representing approximately 31.8% of the total Warrants outstanding. See the section of the Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Securities.”
Concurrently with the Offer, the Company is also soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend (the “Warrant Amendment”) the Amended and Restated Warrant Agreement, dated as of October 17, 2017, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which governs all of the Warrants, to permit the Company to require that each outstanding Warrant be converted into 0.234 Ordinary Shares, which is a ratio 10% less than the ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Warrants is required to approve the Warrant Amendment, with the Public Warrant holders and Private Warrant holders voting together. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least a majority of the outstanding Warrants. You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender your Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the Warrants, and therefore by tendering your warrants for exchange you will deliver your consent the Company. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Warrants you have tendered.
This Notice of Guaranteed Delivery, properly completed and duly executed, must be delivered by hand, mail, overnight courier or facsimile transmission to the Exchange Agent, as described in the section of the Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange — Guaranteed Delivery Procedures.” The method of delivery of all required documents is at your option and risk.
For this Notice of Guaranteed Delivery to be validly delivered, it must be received by the Exchange Agent at the above address before the Expiration Date. Delivery of this notice to another address will not constitute a valid delivery. Delivery to the Company, the information agent or the book-entry transfer facility will not be forwarded to the Exchange Agent and will not constitute a valid delivery.
Your signature on this Notice of Guaranteed Delivery must be guaranteed by an “Eligible Institution,” and the Eligible Institution must also execute the Guarantee of Delivery attached hereto. An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended.

In addition, if the instructions to the Letter of Transmittal and Consent require a signature on a Letter of Transmittal and Consent to be guaranteed by an Eligible Institution, such signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal and Consent.
By signing this Notice of Guaranteed Delivery, you tender for exchange, upon the terms and subject to the conditions described in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent, the number of Warrants specified below, as well as provide your consent to the Warrant Amendment, pursuant to the guaranteed delivery procedures described in the section of the Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange — Guaranteed Delivery Procedures.”
DESCRIPTION OF WARRANTS TENDERED
List below the Warrants to which this Notice of Guaranteed Delivery relates.
Name(s) and Address(es) of Registered Holder(s) of Warrants		Number of Warrants Tendered
Total:

(1)
Unless otherwise indicated above, it will be assumed that all Warrants listed above are being tendered pursuant to this Notice of Guaranteed Delivery.

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CHECK HERE IF THE WARRANTS LISTED ABOVE WILL BE DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH THE DEPOSITORY TRUST COMPANY (“DTC”) AND COMPLETE THE FOLLOWING (FOR USE BY ELIGIBLE INSTITUTIONS ONLY):

Name of Tendering Institution:
Account Number:

SIGNATURES
Signature(s) of Warrant Holder(s)
Name(s) of Warrant Holder(s) (Please Print)
Address
City, State, Zip Code
Telephone Number
Date
GUARANTEE OF SIGNATURES
Authorized Signature
Name (Please Print)
Title
Name of Firm (must be an Eligible Institution as defined in this Notice of Guaranteed Delivery)
Address
City, State, Zip Code
Telephone Number
Date

GUARANTEE OF DELIVERY
(Not to be used for Signature Guarantee)
The undersigned, a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an “Eligible Institution”), guarantees delivery to the Exchange Agent of the Warrants tendered and Consents given, in proper form for transfer, or a confirmation that the Warrants tendered have been delivered pursuant to the procedure for book-entry transfer described in the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent into the Exchange Agent’s account at the book-entry transfer facility, in each case together with a properly completed and duly executed Letter(s) of Transmittal and Consent, or an Agent’s Message in the case of a book-entry transfer, and any other required documents, all within two (2) Over-the-Counter Bulletin Board quotation days after the date of receipt by the Exchange Agent of this Notice of Guaranteed Delivery.
The Eligible Institution that completes this form must communicate the guarantee to the Exchange Agent and must deliver the Letter of Transmittal and Consent to the Exchange Agent, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer and an Agent’s Message, within the time set forth above. Failure to do so could result in a financial loss to such Eligible Institution.
Authorized Signature
Name (Please Print)
Title
Name of Firm
Address
City, State, Zip Code
Telephone Number
Date